Aspect Medical Systems, Inc.

Exhibit 99.1

FOR FURTHER INFORMATION AT THE COMPANY:
J. Neal Armstrong VP, CFO (617) 559-7162	Emily Anderson Media Inquiries (617) 559- 7032
FOR IMMEDIATE RELEASE
Thursday, February 5, 2009
ASPECT MEDICAL SYSTEMS, INC. REPORTS OPERATING RESULTS
FOR THE FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2008
Highlights of Q4 2008 Compared with Q4 2007
•	Sensor revenue increased 6% to $21.3 million

•	Worldwide installed base of BIS monitors and modules increased 19% to more than 56,000 units

•	GAAP operating loss was $3.0 million in Q4 2008 compared with operating income of $0.1 million in Q4 2007

•	Non-GAAP operating loss was $1.2 million in Q4 2008 compared with operating income of $2.3 million in Q4 2007

•	Other income includes an $18.0 million gain from the Company’s repurchase of its convertible notes

•	The Company ended 2008 with total cash and investments of $83.5 million and debt of $65.0 million as compared with total cash and investments of $109.5 million and debt of $125.0 million at the end of 2007

•	GAAP net income was $8.4 million, or $0.40 per diluted share, in Q4 2008, compared with $0.4 million, or $0.02 per diluted share in Q4 2007

•	Non-GAAP net income (which is exclusive of stock-based compensation) was $10.2 million in Q4 2008, or $0.48 per diluted share, compared with $2.1 million, or $0.12 per diluted share, in Q4 2007
Norwood, Mass., February 5, 2009— Aspect Medical Systems, Inc. (NASDAQ: ASPM), reported today that revenue was $24.9 million for Q4 2008, a 4% increase from $23.9 million in Q4 2007. For the full year 2008, revenue was $99.3 million compared to $97.3 million for the full year 2007. Total product revenue of $99.3 million for the full year 2008 grew by 8% compared to the full year 2007.
With the adoption of Statement of Financial Accounting Standards No.123R (SFAS No.123R) as of January 1, 2006, Aspect began reporting non-GAAP financial results that exclude the impact of stock-based compensation. See below under the heading “Use of Non-GAAP Financial Measures” for a discussion of the Company’s use of such measures. The reconciliation of GAAP (United States generally accepted accounting principles) to non-GAAP measures is contained in an attached table.

Aspect Medical Systems, Inc.

Key GAAP operating results for Q4 2008 include the following:
•	Gross margin was 74.6% compared with 75.2% in Q4 2007;

•	Operating expenses were $21.6 million, an increase of 21% compared with $17.9 million in Q4 2007 as 2008 spending includes costs associated with our sales force expansion that was announced in Q2 2008;

•	Other income includes a gain of $18.0 million on the Company’s repurchase of $35.0 million of its convertible notes at a discount; and

•	Net income was $8.4 million, or $0.40 per diluted share, compared with $0.4 million, or $0.02 per diluted share in Q4 2007.
Key non-GAAP operating results for Q4 2008 include the following:
•	Gross margin was 75.1% compared with 75.8% in Q4 2007;

•	Operating expenses were $19.9 million, an increase of 25% compared with $15.8 million in Q4 2007 as 2008 spending includes costs associated with our sales force expansion that was announced in Q2 2008;

•	Other income includes a gain of $18.0 million on the Company’s repurchase of $35.0 million of its convertible notes at a discount; and

•	Net income was $10.2 million, or $0.48 per diluted share, compared with $2.1 million, or $0.12 per diluted share in Q4 2007.
Key GAAP operating results for the full year 2008 include the following:
•	Gross margin was 74.6% compared with 76.0% for the full year 2007;

•	Operating expenses were $80.2 million, an increase of 12% compared with $71.4 million for the full year 2007, as 2008 spending includes costs associated with our sales force expansion;

•	Other income includes a gain of $27.8 million on the Company’s repurchase of $60.0 million of its convertible notes at a discount; and

•	Net income was $11.1 million, or $0.56 per diluted share, compared with $2.3 million, or $0.11 per diluted share for the full year 2007.
Key non-GAAP operating results for the full year 2008 include the following:
•	Gross margin was 75.1% compared with 76.6% for the full year 2007;

•	Operating expenses were $73.1 million, an increase of 16% compared with $63.2 million for the full year 2007 as 2008 spending includes costs associated with our sales force expansion;

•	Other income includes a gain of $27.8 million on the Company’s repurchase of $60.0 million of its convertible notes at a discount; and

•	Net income was $17.0 million, or $0.82 per diluted share, compared with $9.3 million, or $0.46 per diluted share for the full year 2007.
“Looking back at 2008, we saw a year with clearly mixed results. While disappointed with sensor revenue growth, particularly over the second half of the year, we are encouraged by the continued growth in our installed base, and by the way the year ended on the sensor front. We kicked off what we expect will become a very important research collaboration at the end of last year focused on the impact of BIS on patient outcomes and preliminary findings have been promising. Moreover, we had the opportunity to substantially improve our balance sheet last year by taking advantage of the financial markets’ instability and repurchasing $60 million of our convertible debt at a substantial discount,” said Nassib Chamoun, president and ceo of Aspect.
“Looking ahead, the key elements of our strategy to grow the business are the expanded sales force, new products, and our ongoing outcomes research program. However, given the impact of the economy on all businesses, our focus

Aspect Medical Systems, Inc.

as a company has shifted to profitability, and we will not invest in revenue growth at the expense of our bottom line. Our goal is to break-even in Q1 from an operating income standpoint, and to increase operating income each quarter thereafter throughout the year.”
Revenue Analysis — (see attached unaudited consolidated revenue data)
U.S. total revenue was $17.4 million for Q4 2008, and $69.1 million for the full year 2008, which represented no change and a decrease of 5% over comparable periods in 2007, respectively. U.S. product revenue was $17.4 million for Q4 2008 and $69.1 million for the full year 2008, which represented no change and an increase of 2% over comparable periods in 2007, respectively. U.S. sensor revenue increased 4% in Q4 2008 compared with Q4 2007 due to a 3% increase in sensor unit volume. U.S. equipment revenue declined by 31% in Q4 2008 as expected, due to a strategic shift of the focus of our sales organization to developing stronger utilization among our existing customer base. The Q4 2008 decline in U.S. equipment revenue was primarily the result of a 29% reduction in monitor and module units sold. The Company had no strategic alliance revenue in 2008 compared with $5.2 million for the full year 2007 due to the termination and repurchase agreement entered into with Boston Scientific in 2007, which terminated all of the rights and obligations of the Company and Boston Scientific under the 2002 OEM product development agreement and the 2005 neurosciences strategic alliance.
International revenue was $7.5 million for Q4 2008, and $30.2 million for the full year 2008, an increase of 15% and 25% over comparable periods in 2007, respectively. International sensor revenue increased by 12% compared with Q4 2007. The increase in sensor revenue resulted primarily from a 13% increase in sensor unit volume. International equipment revenue increased by 22% in Q4 2008 due to an increase of 12% in monitor and module units sold and a 5% increase in other equipment revenue.
Gross Margin and Operating Expenses
GAAP gross margin declined to 74.6% in Q4 2008 as compared with 75.2% in Q4 2007. Non-GAAP gross margin declined to 75.1% in Q4 2008 as compared with 75.8% in Q4 2007. The decline was principally the result of increased costs related to investment in the Equipment Placement Program and a one-time write off of inventory placed with an international distributor.
Total GAAP and non-GAAP operating expenses increased by 21% and 25%, respectively, in Q4 2008 compared with Q4 2007. The increase in total GAAP and non-GAAP operating expenses was due primarily to increases in sales and marketing expenses as part of our domestic sales force expansion and retention plans as well as growth in international sales and marketing programs, increased costs associated with research collaborations and one time costs associated with personnel transitions.

Aspect Medical Systems, Inc.

Other Income
Interest income was $0.6 million in Q4 2008, a decline of 63% compared with Q4 2007, due to a decline in the balances of cash, cash equivalents and investments primarily the result of our repurchases of convertible notes and reduced investment returns. Interest expense was $0.7 million in Q4 2008, compared to $1.0 million in Q4 2007. The decrease was due to the reduction of outstanding convertible notes for the comparable periods. Other income includes an $18.0 million gain from the Company’s repurchase of $35.0 million of convertible notes at a discount partially offset by realized losses of $0.7 million from the sale of investments.
Income Taxes
In Q4 2008, the Company recognized income tax expense of approximately $5.8 million on a GAAP basis and $5.9 million on a non-GAAP basis. This translates to a Q4 effective tax rate of 41% for GAAP and 37% for non-GAAP. The full year 2008 effective tax rates are 46% on a GAAP basis and 39% on a non-GAAP basis. The Q4 2008 effective tax rates are lower than the full year effective tax rates due to the impact of the $18.0 million gain recognized in Q4 2008. The GAAP effective tax rates are higher than the non-GAAP effective tax rates because of the tax treatment of incentive stock options (or ISOs). The expense associated with these options is recorded as they vest, but a tax benefit is only recognized when they are exercised and sold under specific circumstances.
Liquidity and Capital Resources
At December 31, 2008, the Company had cash, cash equivalents, restricted cash and investments of $83.5 million and $65.0 million in debt which consisted of 2.50% convertible senior notes due 2014. At December 31, 2007, the Company had cash, cash equivalents, restricted cash and investments of $109.5 million and debt which consisted of $125.0 million in convertible senior notes. The outstanding convertible notes decreased by $60.0 during 2008 due to the Company’s repurchases during Q2 2008, Q3 2008, and Q4 2008 at an aggregate repurchase price of $30.0 million.
Outlook for the First Quarter of 2009
The Company’s outlook for the first quarter of 2009 is as follows:
•	Total revenue is expected to be within a range of $24.5 million to $25.5 million;

•	GAAP net loss per share is expected to be within a range of ($0.06) to ($0.08); and

•	Non-GAAP net income per share is expected to be within a range of breakeven to $0.02 income per share
All non-GAAP amounts are exclusive of stock-based compensation. See below under the heading “Use of Non-GAAP Financial Measures” for a discussion of the Company’s use of such measures. See attached table for the reconciliation of GAAP to non-GAAP items for Q4 2008 and guidance for Q1 2009.

Aspect Medical Systems, Inc.

Use of Non-GAAP Financial Measures
In addition to disclosing financial results calculated in accordance with U.S. generally accepted accounting principles (GAAP), this earnings release contains non-GAAP financial measures that exclude the effects of share-based compensation and the requirements of Statement of Financial Accounting Standards No. 123(R), or “SFAS No. 123R”.
Stock-based compensation related to stock options and restricted stock and other stock awards is excluded from our non-GAAP costs of revenue, non-GAAP gross profit, non-GAAP gross profit margin percent, non-GAAP product margin percent, non-GAAP total operating expenses (research and development, sales and marketing and general and administrative), non-GAAP (loss) income from operations, non-GAAP operating margin, non-GAAP income before income taxes, non-GAAP income before income taxes per diluted share, non-GAAP income tax expense, non-GAAP effective income tax rate, non-GAAP net income and non-GAAP diluted earnings per share:
Stock-based compensation expenses consist of expenses for stock options, restricted stock and stock awards under SFAS No.123R. The Company excludes these stock-based compensation expenses and the related tax effects from non-GAAP measures primarily because they are non-cash expenses, there exists complexity and considerable judgment involved in calculating their values, and they have in the past and are expected in the future to be driven by a different set of factors than other expenses in this category.
•	The manner in which management uses the Non-GAAP financial measure to conduct or evaluate its business:
The non-GAAP financial measures used by management and disclosed by the Company exclude the income statement effects of all forms of share-based compensation. Reconciliations of the GAAP to non-GAAP income statement financial measures for the three months and year ended December 31, 2008 and December 31, 2007 and expected net income per fully diluted share for the first quarter of 2009 are set forth in the financial tables attached to this earnings release and the reconciliations to those GAAP financial measures should be carefully considered.
The Company applied the modified prospective method of adoption of SFAS No. 123R, under which the effects of SFAS No. 123R are reflected in the Company’s GAAP financial statement presentations for the three months and year ended December 31, 2008 and December 31, 2007. Costs of revenue, gross profit, gross profit margin percent, total operating expenses (research and development, sales and marketing, general and administrative), operating (loss) income, operating margin, income before income tax, net income before taxes per share, income tax expense, effective income tax rate, net income (loss) and net income (loss) per share (referred to as earnings per share, or EPS) are the primary financial measures management uses for planning and forecasting future periods that are affected by shared-based compensation. Because management reviews these financial measures calculated without taking into account the effects of SFAS No.123R, these financial measures are treated as “non-GAAP financial measures” under Securities and Exchange Commission rules. Management uses the non-GAAP financial measures for internal managerial purposes, including as a means to compare period-to-period results on a consolidated basis and as a means to evaluate the Company’s results on a consolidated basis compared to those of other companies. In addition, management uses certain of these measures when publicly providing forward-looking statements on expectations regarding future consolidated financial results. Management and the Board of Directors will continue to compare the Company’s historical consolidated results of operations (costs of revenue, gross profit margin, product margin, total operating expenses (research and development, sales and marketing, general and administrative), operating (loss) income, operating margin, income before income tax, net income before taxes per share, income tax expense, effective income tax rate, net income (loss) and EPS), excluding stock-based compensation, to financial information

Aspect Medical Systems, Inc.

prepared on the same basis during the Company’s budget and planning process, to assess the business, make resource allocation decisions and to compare consolidated results to the objectives identified for the Company. The Company’s budget and planning process culminates with the preparation of a consolidated annual budget that includes these non-GAAP financial measures. This budget, once finalized and approved, serves as the basis for allocation of resources and management of operations. While share-based compensation is a significant expense affecting the Company’s results of operations, management excludes share-based compensation from the Company’s consolidated budget and planning process to facilitate period to period comparisons and to assess changes in gross margin, net income and earnings per share targets in relation to changes in forecasted revenue.
Profit-dependent cash incentive pay to employees, including senior management, also is calculated using formulae that incorporate the Company’s annual results excluding share-based compensation expense.
•	The economic substance behind management’s decision to use such Non-GAAP financial measures:
The Company discloses non-GAAP information to the public from time to time to enable investors to more easily assess the Company’s performance on the same basis applied by management and to ease comparison on both a GAAP and non-GAAP basis among other companies that separately identify share-based compensation expenses. In particular, the Company believes that it is useful to investors to understand how the expenses and other adjustments associated with the application of SFAS No. 123R are being reflected on the Company’s income statements.
•	Why management believes the Non-GAAP financial measure provides useful information to investors:
Management believes that each of the non-GAAP measures reveals important information about the economic model of the Company and we discuss each of these items with investors periodically on both a GAAP and non-GAAP basis. The Company discloses this information to the public to enable investors to more easily assess the Company’s past performance and estimate future performance on the same basis applied by management and to ease comparison on both a GAAP and non-GAAP basis among other companies that separately identify share-based compensation expense. In particular, the Company believes that it is useful to investors to understand how the expenses and other adjustments associated with the application of SFAS No. 123R are being reflected on the Company’s income statements.
•	The material limitations associated with use of Non-GAAP financial measures compared with the use of the most directly comparable GAAP financial measures:
The non-GAAP financial measures disclosed by the Company are not meant to be considered superior to or a substitute for results of operations prepared in accordance with GAAP. The non-GAAP financial measures disclosed by the Company may be different from, and therefore may not be comparable to, similar measures used by other companies.
Although these non-GAAP financial measures adjust expense, and diluted share items to exclude the accounting treatment of share-based compensation, they should not be viewed as a pro-forma presentation reflecting the elimination of the underlying share-based compensation programs, as those programs are an important element of the Company’s compensation structure and generally accepted accounting principles indicate that all forms of share-based payments should be valued and included as appropriate in results of operations.

Aspect Medical Systems, Inc.

•	The manner in which management compensates for these limitations when using Non-GAAP financial measures:
Management takes into consideration this aspect of the non-GAAP financial measures by evaluating the dilutive effect of the Company’s share-based compensation arrangements on the Company’s basic and diluted earnings per share calculations and by reviewing other quantitative and qualitative information regarding the Company’s share-based compensation arrangements. Management also uses these non-GAAP measures in conjunction with GAAP measures to assess the impact of share based compensation.
Conference Call Scheduled for 10:00 a.m. ET Today
Aspect will hold a conference call to discuss the results of the fourth fiscal quarter of 2008 and management’s outlook for the first fiscal quarter of 2009 at 10:00 a.m. Eastern Time today, Thursday, February 5, 2009. The call can be accessed live by dialing 1-866-730-5764 (domestic), 1-857-350-1588 (international), passcode 76386458, or via the webcast at http://www.aspectmedical.com on the Investor page, or http://www.earnings.com. It also will be available for replay until February 12, 2009, by dialing 1-888-286-8010 (domestic), or 1-617-801-6888 (international), access code 24509816. The webcast replay will also be available on Aspect’s website at http://www.aspectmedical.com on the investor page.

Aspect Medical Systems, Inc.

About the Company
Aspect Medical Systems, Inc. (NASDAQ: ASPM) is a global market leader in brain monitoring technology. To date, the Company’s Bispectral Index (BIS) technology has been used to assess approximately 31 million patients and has been the subject of over 3,100 published articles and abstracts. BIS technology is installed in approximately 80 percent of hospitals listed in the July 2008 U.S News and World Report ranking of America’s Best Hospitals and in approximately 71 percent of all domestic operating rooms. In the last twelve months BIS technology was used in approximately 19 percent of all U.S. surgical procedures requiring general anesthesia or deep sedation. BIS technology is available in more than 160 countries. Aspect Medical Systems has OEM agreements with nine leading manufacturers of patient monitoring systems.
Safe Harbor Statement
Certain statements in this release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995 and may involve risks and uncertainties, including without limitation statements with respect to the potential benefits and expected outcomes of the Company’s sales force expansion program, the Company’s positioning to grow its business, support its customers and continue to operate on a profitable basis, the potential benefits of the continued focus on the role of anesthetic management, including BIS monitoring, on long-term patient outcomes, as well as its guidance with respect to total revenue, product revenue and net income (loss) and net income per fully diluted share for the first quarter of 2009 on both a GAAP and non-GAAP basis. There are a number of factors that could cause actual results to differ materially from those indicated by these forward-looking statements. For example, the Company may not be able to control expenses or grow its sales force or successfully implement its sales and marketing strategies. The Company may also not be able to achieve widespread market acceptance of its BIS monitoring technology, or to compete with new products or alternative techniques that may be developed by others, including third-party anesthesia monitoring products approved by the FDA and currently available for sale. The Company also faces competitive and regulatory risks relating to its ability to successfully develop and introduce enhancements and new products including the BIS VISTA monitor and future products based upon its neuroscience technology. In addition, the Company’s ability to remain profitable will depend upon its ability to promote frequent use of the BIS system so that sales of its BIS sensors increase. The Company will not remain profitable if hospitals and anesthesia providers do not buy and use its BIS systems in sufficient quantities. Cases of awareness with recall during monitoring with the BIS system and significant product liability claims are among the factors that could limit market acceptance. The Company has incurred substantial indebtedness in connection with the issuance of convertible notes in June 2007 and a substantial portion of its cash flows from operations may be dedicated to interest and principal payments on such notes. There are other factors that could cause the Company’s actual results to vary from its forward-looking statements, including without limitation those set forth under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 and the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 27, 2008, each as filed with the Securities and Exchange Commission.
In addition, the statements in this press release represent the Company’s expectations and beliefs as of the date of this press release. The Company anticipates that subsequent events and developments may cause these expectations and beliefs to change. However, while the Company may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company’s expectations or beliefs as of any date subsequent to the date of this press release.
For further information regarding Aspect Medical Systems, Inc., visit the Aspect Medical Systems, Inc. website at www.aspectmedical.com...
FINANCIAL TABLES FOLLOW

Aspect Medical Systems, Inc.

ASPECT MEDICAL SYSTEMS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Amounts and Percentages)

	Three Months Ended			Year Ended
	December 31,		December 31,	December 31,		December 31,
	2008		2007	2008		2007
	(Unaudited)		(Unaudited)	(Unaudited)		(Unaudited)

Product revenue	$24,896		$23,932	$99,267		$92,078
Strategic alliance revenue	—		—	—		5,246

Total revenue	24,896		23,932	99,267		97,324

Costs of revenue	6,320		5,940	25,263		23,319

Gross profit	18,576		17,992	74,004		74,005

% of revenue	74.6%		75.2%	74.6%		76.0%

Operating expenses:
Research and development	4,632		3,817	16,688		16,052
Sales and marketing	12,068		9,911	46,629		39,823
General and administrative	4,865		4,151	16,899		15,486

Total operating expenses	21,565		17,879	80,216		71,361

(Loss) income from operations	(2,989)		113	(6,212)		2,644

Other income (expense):
Interest income	559		1,501	3,807		5,019
Interest expense	(677)		(951)	(3,402)		(2,010)
Other income, net	17,299		—	26,280		—

Income before income taxes	14,192		663	20,473		5,653

Income tax provision	5,795		255	9,372		3,397

Net income	$8,397		$408	$11,101		$2,256

Net income per share:
Basic	$0.48		$0.02	$0.64		$0.12
Diluted	$0.40	(A)	$0.02	$0.56	(A)	$0.11

Shares used in computing net income per share:
Basic	17,333		17,064	17,255		19,614
Diluted	22,020		17,656	23,230		20,247

(A)	Includes adjustment of net income for the after tax effect of interest and amortization expense related to the convertible notes as the note conversion is dilutive in the respective period

Aspect Medical Systems, Inc.

ASPECT MEDICAL SYSTEMS, INC.
CONSOLIDATED REVENUE DATA
(In Thousands, Except Unit Amounts and Percentages)

	Three Months Ended			Year Ended
	December 31,	December 31,	%	December 31,	December 31,	%
	2008	2007	Change	2008	2007	Change
	(Unaudited)	(Unaudited)		(Unaudited)	(Unaudited)
REVENUE
WORLDWIDE
Sensors	$21,342	$20,224	6%	$84,161	$75,372	12%

Monitors	1,762	1,900	(7%)	7,650	9,869	(22%)
Modules	1,126	1,135	(1%)	4,320	3,941	10%
Other Equipment	666	673	(1%)	3,136	2,896	8%

Equipment	3,554	3,708	(4%)	15,106	16,706	(10%)

Total product revenue	24,896	23,932	4%	99,267	92,078	8%
Strategic alliance	—	—		—	5,246	(100%)

Total Worldwide	$24,896	$23,932	4%	$99,267	$97,324	2%

DOMESTIC
Sensors	$16,097	$15,546	4%	$63,612	$59,049	8%
Monitors	473	955	(50%)	2,438	5,769	(58%)
Modules	411	475	(13%)	1,254	1,455	(14%)
Other Equipment	373	394	(5%)	1,797	1,588	13%

Equipment	1,257	1,824	(31%)	5,489	8,812	(38%)

Total Product revenue	17,354	17,370	0%	69,101	67,861	2%
Strategic alliance	—	—		—	5,246	(100%)

Total Domestic	$17,354	$17,370	0%	$69,101	$73,107	(5%)

INTERNATIONAL
Sensors	$5,245	$4,678	12%	$20,549	$16,323	26%

Monitors	1,289	945	36%	5,212	4,100	27%
Modules	715	660	8%	3,066	2,486	23%
Other Equipment	293	279	5%	1,339	1,308	2%

Equipment	2,297	1,884	22%	9,617	7,894	22%

Total International	$7,542	$6,562	15%	$30,166	$24,217	25%

UNITS
WORLDWIDE
Sensors	1,575,000	1,476,000	7%	6,150,000	5,421,000	13%
Monitors	561	660	(15%)	2,547	3,208	(21%)
Modules (a)	1,430	1,360	5%	5,724	4,907	17%
Installed Base (b)				56,305	47,474	19%

DOMESTIC
Sensors	978,000	948,000	3%	3,863,000	3,592,000	8%
Monitors	128	275	(53%)	667	1,646	(59%)
Modules (a)	345	395	(13%)	1,099	1,273	(14%)
Installed Base (b)				31,681	27,762	14%

INTERNATIONAL
Sensors	597,000	528,000	13%	2,287,000	1,829,000	25%
Monitors	433	385	12%	1,880	1,562	20%
Modules (a)	1,085	965	12%	4,625	3,634	27%
Installed Base (b)				24,624	19,712	25%

(a)	Represents module shipments to OEM customers

(b)	Includes end-user module placements by OEM customers

Aspect Medical Systems, Inc.

ASPECT MEDICAL SYSTEMS, INC.
UNAUDITED RECONCILIATION OF GAAP to NON-GAAP FINANCIAL MEASURES
(In Thousands, Except Per Share Amounts and Percentages)

	Three Months Ended		Year Ended
	December 31,	December 31,	December 31,	December 31,
	2008	2007	2008	2007

GAAP costs of revenue	$6,320	$5,940	$25,263	$23,319
Stock-based compensation expense	(127)	(146)	(497)	(577)

Non-GAAP costs of revenue	$6,193	$5,794	$24,766	$22,742

GAAP gross profit margin	$18,576	$17,992	$74,004	$74,005
Stock-based compensation expense	127	146	497	577

Non-GAAP gross profit margin	$18,703	$18,138	$74,501	$74,582

GAAP profit margin percent	74.6%	75.2%	74.6%	76.0%
Stock-based compensation expense	0.5%	0.6%	0.5%	0.6%

Non-GAAP profit margin percent	75.1%	75.8%	75.1%	76.6%

GAAP product margin percent	74.6%	75.2%	74.6%	74.7%
Stock-based compensation expense	0.5%	0.6%	0.5%	0.6%

Non-GAAP product margin percent	75.1%	75.8%	75.1%	75.3%

GAAP research and development expenses	$4,632	$3,817	$16,688	$16,052
Stock-based compensation expense	(475)	(494)	(1,920)	(2,010)

Non-GAAP research and development expenses	$4,157	$3,323	$14,768	$14,042

GAAP sales and marketing expenses	$12,068	$9,911	$46,629	$39,823
Stock-based compensation expense	(578)	(808)	(2,550)	(3,210)

Non-GAAP sales and marketing expenses	$11,490	$9,103	$44,079	$36,613

GAAP general and administrative expenses	$4,865	$4,151	$16,899	$15,486
Stock-based compensation expense	(647)	(730)	(2,622)	(2,914)

Non-GAAP general and administrative expenses	$4,218	$3,421	$14,277	$12,572

GAAP total operating expenses	$21,565	$17,879	$80,216	$71,361
Stock-based compensation expense	(1,700)	(2,032)	(7,092)	(8,134)

Non-GAAP total operating expenses	$19,865	$15,847	$73,124	$63,227

GAAP (loss) income from operations	$(2,989)	$113	$(6,212)	$2,644
Stock-based compensation expense	1,827	2,178	7,589	8,711

Non-GAAP (loss) income from operations	$(1,162)	$2,291	$1,377	$11,355

GAAP operating margin	(12.0%)	0.5%	(6.3%)	2.7%
Stock-based compensation expense	7.3%	9.1%	7.7%	9.0%

Non-GAAP operating margin	(4.7%)	9.6%	1.4%	11.7%

GAAP income before income tax	$14,192	$663	$20,473	$5,653
Stock-based compensation expense	1,827	2,178	7,589	8,711

Non-GAAP income before income tax	$16,019	$2,841	$28,062	$14,364

Aspect Medical Systems, Inc.

ASPECT MEDICAL SYSTEMS, INC.
UNAUDITED RECONCILIATION OF GAAP to NON-GAAP FINANCIAL MEASURES (CONT.)
(In Thousands, Except Per Share Amounts and Percentages)

	Three Months Ended			Year Ended
	December 31,		December 31,	December 31,		December 31,
	2008		2007	2008		2007

GAAP income before taxes per diluted share	$0.68	(A)	$0.04	$1.03	(A)	$0.28
Stock-based compensation expense	0.08		0.12	0.32		0.43

Non-GAAP income before taxes per diluted share	$0.76	(A)	$0.16	$1.35	(A)	$0.71

GAAP income tax expense	$5,795		$255	$9,372		$3,397
Stock-based compensation expense	67		480	1,698		1,682

Non-GAAP income tax expense	$5,862		$735	$11,070		$5,079

GAAP effective income tax rate	41%		38%	46%		60%
Stock-based compensation expense	(4%)		(12%)	(7%)		(25%)

Non-GAAP effective income tax rate	37%		26%	39%		35%

GAAP net income	$8,397		$408	$11,101		$2,256
Stock-based compensation expense	1,760		1,698	5,891		7,029

Non-GAAP net income	$10,157		$2,106	$16,992		$9,285

GAAP diluted earnings per share	$0.40	(A)	$0.02	$0.56	(A)	$0.11
Stock-based compensation expense	0.08		0.10	0.26		0.35

Non-GAAP diluted earnings per share	$0.48	(A)	$0.12	$0.82	(A)	$0.46

(A)	Includes adjustment of net income for the interest and amortization expense related to the convertible notes as the note conversion is dilutive in the respective period

Guidance for Q1 2009

GAAP net loss per share	($0.06) — ($0.08)

Stock-based compensation expense per share	$0.08

Non-GAAP net income per share	$0.00 — $0.02

Aspect Medical Systems, Inc.

ASPECT MEDICAL SYSTEMS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In Thousands)

	December 31,	December 31,
	2008	2007
	(Unaudited)	(Unaudited)

ASSETS
Current assets:
Cash, cash equivalents and investments(A)	$78,051	$101,962
Accounts receivable, net	13,193	12,544
Inventory, net	7,796	7,113
Deferred tax assets	4,729	4,729
Other current assets	3,962	4,150

Total current assets	107,731	130,498

Property and equipment, net	8,319	8,455
Restricted cash and long-term investments (A)	5,400	7,522
Deferred financing fees	1,852	4,213
Long-term deferred tax assets	12,090	20,171
Other assets	1,582	2,618

Total assets	$136,974	$173,477

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$15,443	$11,559
Other current liabilities	307	115

Total current liabilities	15,750	11,674

Other long-term liabilities	194	128
Long-term debt	65,000	125,000
Stockholders’ equity	56,030	36,675

Total liabilities and stockholders’ equity	$136,974	$173,477

(A)	Investments with maturities beyond twelve months are included in long-term investments.